Exhibit 10.1

COOPERATION AGREEMENT
BETWEEN THE CITY OF FORT STOCKTON, TEXAS AND STW RESOURCES HOLDING CORP. REGARDING DEVELOPMENT OF WATER WELL(S) IN THE CAPITAN REEF AQUIFER FORMATION

This AGREEMENT regarding development of water well(s) in the Capitan Reef Aquifer Formation (the “AGREEMENT”) is entered into by the City of Fort Stockton, Texas, a Texas Type A-General Law city (“COFS”) and STW Resources Holding Corp., a Nevada corporation (“STW”), effective as of the last date of signature on the signature pages below. STW and COFS are sometimes individually referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, the City of Fort Stockton, Texas (“COFS”) owns the surface and groundwater rights to several areas of the Capitan Reef Aquifer Formation; and

WHEREAS, COFS has an existing Capitan Reef Aquifer (“CRA”) water well located at Section 112 on COFS property, which is currently drilled to an approximate depth of 3,500 feet (the “Existing CRA Well”), and also owns property at Section 71; and

WHEREAS, STW desires to attempt to deepen the Existing CRA Well in order to make it a producing water well and/or drill an alternate well(s) at its own expense, and to lease CRA groundwater rights from Sections 112 and 71 of COFS property; and

WHEREAS, STW and COFS desire to work together for the development of a CRA water supply project within the area that will serve to meet the future needs of COFS and the municipal and industrial needs within the region.

THE PARTIES HEREBY AGREE AS FOLLOWS:

1.
Leasing of Property and Drilling of Water Well(s). COFS hereby grants, leases and lets unto STW the right to explore for, drill for, produce, utilize, transport, and treat groundwater from the CRA only from beneath the surface of the property more specifically described in Exhibit “A,” which is attached hereto and fully incorporated into this AGREEMENT (hereinafter collectively referred to as the “Property”). STW is further authorized to drill, deepen, and/or rework at its expense the Existing CRA Well on Section 112 of the Property from its current depth of approximately 3,500 feet to approximately 4,000 feet, so as to determine the following to be verified by a study to be performed by a hydrogeologist mutually agreed upon by both Parties (“Post-Well Study”): (a) the gallons per day (“GPD”) of maximum water capacity of the Existing CRA Well or alternate well, as may be required under Section 5 of the AGREEMENT; and (b) the quality of the water to be obtained from the Existing CRA Well or alternate well. The rights granted to STW under this AGREEMENT also include the right of access to the Property to perform the activities authorized herein.

2.
Access and Surface Use. STW agrees to coordinate reasonably with COFS with respect to location of any new wells, roadways, power infrastructure, and other improvements that are to be constructed or used on the Property. COFS shall provide STW rent free site leases for the commercially reasonable amounts of surface area required for CRA pumping and filling stations located on the Property. STW shall pay for or repair all actual damages to roads, fences, or improvements caused by its activities on the Property within sixty (60) days of the occurrence, and will fill and level all pits, mounds, ruts, and shall restore the surface to as near its original condition as is reasonably practicable within ninety (90) days after termination of the provisions of this AGREEMENT related only to the Property. Upon termination of the provisions of this AGREEMENT related to the Property only, STW, or its successors or assigns, shall transfer title of all water conveyance pipelines from the Property to COFS. STW shall administer and provide all necessary and reasonable insurance to insure its activities on the Property in relation to the AGREEMENT and shall list COFS as additional insured.

3.
Term.  Subject to the other provisions contained herein, this AGREEMENT shall be for a term of thirty (30) years from the Effective Date, which shall automatically renew from year-to-year thereafter unless terminated by a Party upon sixty (60) days’ written notice after the end of the term. Notwithstanding the 30-year term of this agreement, should STW procure sales agreements with customers for a duration of longer than 30 years, STW shall be authorized to maintain and service such contract(s) to the extent of the water volume(s) purchased, and this AGREEMENT shall not terminate during the initial term of any such water supply agreement with a term extending beyond this AGREEMENT.

4.
Post-Well Study Generally. The Post-Well Study shall provide information on the feasibility of developing a water well field in that location that would produce water from the CRA for: (a) the availability of a minimum 1,200 gallons per minute (“GPM”) per day CRA water production for STW, its successors or assignees, to sell to communities and users within a 500-mile radius outside of COFS (the “Permitted Sale Water”) during the Term, with the further requirement that STW would be responsible for the pipelines and pumping facilities required to transport the Permitted Sale Water to the intended end-users; and that all such water obtained from the Existing CRA Well contains acceptable levels of Total Dissolved Solids (“TDS”) to meet municipal use standards. If such water does not meet municipal use standards according to the Post-Well Study, STW may either treat the water to municipal use standards or to sell it as-is to industrial end-users.

5.
Replacement CRA Well. If, based on the Post-Well Study of the Existing CRA Well, it is determined that the Existing CRA Well is not suitable for the purposes of this AGREEMENT, then STW may elect to drill at its expense a second water well (the “Replacement CRA Well”) at a place to be mutually agreed on the Property, with the Existing CRA Well to remain as a monitoring well. After completion of the Replacement CRA Well, a second Post-Well Study will be conducted for the same purposes as that for the Existing CRA Well.

6.
Construction Requirements. STW’s construction of the improvements to the Existing CRA Well, any Replacement CRA Well, and any additional production wells shall be pursuant to any recommendation and requirements as may be specified by and agreed upon with COFS, and the construction shall also be conducted in a manner meeting prevailing industry standards, the Middle Pecos Groundwater Conservation District regulations, Texas Department of Licensing and Regulation (TDLR) regulations, and the Texas Commission on Environmental Quality (TCEQ) regulations.

7.
Cooperation Regarding Studies. COFS shall provide to STW any and all documents pertaining to this project, including all hydrogeological studies and any existing Pre-Well Studies for the Existing CRA Well, as well as any similar documents for the Replacement CRA Well to include:

a.	the best location for the Replacement CRA Well on the Property, considering the spacing with any other wells that might now or in the future be located on the Property;

b.	the location on the Property that will best provide data for determining the feasibility of pumping water from the CRA on the Property and be the most productive;

c.
documents showing current ownership of the Property including both CRA and surface ownership rights, to demonstrate COFS’ ability to lease the land for the Sale of CRA Water Rights to STW, including any documents showing the prior sale or conveyance of any CRA or water rights from the Property; and

d.
names and addresses of engineers and/or hydrogeologists recommended to perform the Post-Well Study (ies). The Post-Well Study (ies) shall be performed by a hydrogeologist(s) mutually agreed to by both Parties.

8.	Post-Well Study Requirements. Any Post-Well Studies shall be paid for by STW and shall include:

a.	a chemical analysis and performance by a qualified certified laboratory mutually approved by the Parties to determine the quality of the water and its characteristics at that location;

b.	any documents related to the drawdown or recharge rate affecting the producing capacity; and

c.	TDS measurements of CRA water produced by STW.

9.	COFS Responsibilities. COFS shall perform the following services:

a.	administer and provide all necessary insurance to insure its activities in relation to the AGREEMENT; and

b.	possess or obtain any and all necessary property rights for the activities covered in this AGREEMENT, including both CRA and surface rights to the Property.

10.
Construction and Post-Well Study Costs.  STW will pay all reasonable and necessary costs to: (a) construct the improvements to the Existing CRA Well or the Replacement CRA Well (including the cost of securing any necessary regulatory approval for the improvements to the Existing CRA Well and the Replacement CRA Well); (b) obtain the Post-Well Study (ies); and (c) reasonable consulting costs related to the negotiation and execution of the AGREEMENT.

11.
STW Termination Rights. STW shall have the right to unilaterally terminate the provisions of this AGREEMENT related only to the Property, and not proceed further after the completion of any phase of the project and not incur any additional costs. So long as STW is progressing through the following phases, and subject to the other terms of this AGREEMENT, COFS may not terminate the AGREEMENT during the:

a.	Pre-well study (ies),

b.	completion of improvements to the Existing CRA Well,

c.	completion of the Replacement CRA Well, if necessary, and

d.	Post-Well Study (ies).

Should COFS unilaterally terminate the provisions of this AGREEMENT related to COFS Property only, with the right to do so beginning on a period beginning no sooner than ninety (90) days following the Post-Well Study (ies), and ending at the one year period following the Post-Well Study (ies), during which STW may exercise its Option to Produce Water, in accordance with Section 15 of this AGREEMENT, COFS shall reimburse STW for 100% of the costs paid by STW up to the point of such termination, pursuant to the AGREEMENT, according to a reasonable accounting schedule of costs prepared by STW and submitted to COFS. Once STW exercises its Option to Produce Water pursuant to Section 15 of this AGREEMENT, and pays COFS its Bonus Payment, in accordance with Section 14(b) of this AGREEMENT, COFS may no longer unilaterally terminate this AGREEMENT during the Term. If STW terminates the AGREEMENT and COFS sells water within twenty (20) years from the Effective Date of this AGREEMENT from one or more producing water well(s) developed by STW, STW shall be reimbursed the amount expended for drilling the producing well(s), to be paid from the sale of water produced by COFS from the producing well(s). Such reimbursement shall occur based on COFS’ net revenues received from CRA water sales from the producing well(s) in six (6) month increments, which shall begin on the date COFS begins selling CRA water from producing water well(s), and shall end upon reimbursement in full of the amount STW is owed for drilling any producing well(s).

12.
Title of Producing Wells. Title and ownership of the Existing CRA Well, the Replacement CRA Well and any additional wells drilled on the Property by STW (the “Additional Wells”) shall be transferred to STW by COFS and shall be held by STW; however, upon termination of the provisions of this AGREEMENT that relate to COFS Property, STW shall transfer the title(s) back to COFS upon COFS’ reimbursement of STW as necessary under this AGREEMENT.

13.
Uses, Maintenance, Construction and Operation of Wells. STW will construct, maintain, operate, own, and repair (as needed) the Existing CRA Well, the Replacement CRA Well and any Additional Wells, and in doing so, and in the wells' operation and repair, STW shall:

a.	conduct all work and operations in a businesslike manner consistent with good and economical practices and with due regard for good land management, damage prevention and environmental protection;

b.
comply with all federal, state, and local laws, regulations and requirements governing the development, production, collection, transportation, and disposal of the water (and any waste or reject water);

c.	allow COFS or its authorized representatives to enter upon the premises at reasonable times to be arranged in advance of entry; and

d.	plug all wells, when abandoned, in accordance with the applicable regulatory requirements of the Middle Pecos Groundwater Conservation District, TDLR, and/or TCEQ.

14.	Obligations Following the Post-Well Study.

a.
For purposes of this section, the Post-Well Study must show that the Existing CRA Well or Replacement CRA Well can produce CRA water at a minimum of 1,200 GPM or more or a combination of 1,200 GPM from one or more wells on the Property in order for STW to proceed with the obligations set forth in this section (“Critical Criterion”).

b.	Obligations if Post-Well Study shows that the Critical Criterion has been met:

If all necessary regulatory approvals are obtained that allow the production and transport of up to 10 million GPD or the maximum capacity of the well, for STW’s use or resale, in conjunction with STW exercising its Option to Produce Water under Section 15 of this AGREEMENT, STW will pay COFS an upfront Bonus Payment of Five Million and 00/100 Dollars ($5,000,000.00), and STW shall have the immediate right to develop Additional Wells on the Property, subject to all necessary regulatory approvals, in the event STW procures additional water supply contracts that require additional volume of production, the feasibility of which shall be by a Post Well hydrogeological study and report that shows the ability of STW to produce the additional amounts of CRA water. STW shall have the right to the sale of and transport of such additional water produced from Additional Wells. STW shall pay COFS a seventeen percent (17%) royalty of the price STW receives per 1,000 gallons of CRA water produced from the Property and sold.   STW shall also provide to COFS three (3) million GPD of CRA water at no cost to COFS at such time that COFS requests delivery of the water for COFS use. Each payment made by STW to COFS will include an accounting statement providing the number of gallons sold, the price paid by any customer(s), the gross revenues received by STW, and the expenses paid by STW for the sale, treatment, use, and/or delivery of the CRA water. STW shall calculate the amount owed to COFS every one hundred-eighty (180) days (“Accrual Period”), and shall provide required payments to COFS within thirty (30) days after the end of the previous Accrual Period.

c.	Options if Post-Well Study shows that the Critical Criterion has not been met:

(1)
STW may choose to not pursue the production and transport of the water from the Property. If one or more producing wells are developed by STW and COFS sells the CRA water produced from the well(s), COFS will reimburse STW from the net revenues COFS receives up to the point STW has been fully reimbursed for drilling any producing well(s) if such sale occurs within twenty (20) years from the date of this AGREEMENT.

(2)
STW may choose to pursue the production and transport of the water. STW shall have the right to produce and transport the water upon obtaining all necessary regulatory approvals, and will not seek reimbursement of any of its costs incurred pursuant to the AGREEMENT.

(3)
If regulatory approvals have been granted, but the permit obtained from the Middle Pecos Groundwater Conservation District allows the transport of less than the full amount requested for STW's use or sale, then STW may:

i.	elect to produce and transport the water; or
ii.	elect to not produce and transport the water, in which case the conditions of Subsection (c)(1) of this section shall apply.

15.	Option to Produce Water.

a.
STW will have one year from completion of the last of the Post-Well Study (ies) completed on the Existing CRA Well or Replacement CRA Well to exercise its option to produce and transport the water produced from the CRA on the Property (“Option to Produce”). The AGREEMENT shall thereafter terminate as to both Parties if STW has not exercised its Option to Produce at the expiration of the one-year period unless STW pays as royalty on the first day of each month the sum of Five Hundred and 00/100 Dollars ($500.00) per month. STW shall have no right to maintain this AGREEMENT through payment of such a royalty for any one period greater than three consecutive years.

b.
If, after STW has exercised its option to produce CRA water from the Property, one or more producing wells on the Property are capable of producing CRA water for sale, but CRA water is not being sold for a consecutive period of 180 days or more, then the lease shall terminate as to both parties unless STW pays as royalty on the first day of each month after such period of 180 days, the sum of Five Thousand and 00/100 Dollars ($5,000) per month. STW shall have no right to maintain this AGREEMENT through payment of such a royalty for any one period greater than three (3) consecutive years.

c.
If STW exercises its option to produce and transport the CRA water, STW will construct additional facilities or expand existing facilities, as necessary, to be able to produce and transport the CRA water for sale.

16.	Payment for Use of COFS Pipeline Easements and COFS Assistance with Project.

a.
STW shall be entitled to use existing COFS easements and right of ways within Pecos County for laying of pipelines necessary for the delivery of CRA water produced within Pecos County. COFS will assist STW with any negotiations required to procure any additional easements and groundwater rights in Pecos County that are necessary for the production and delivery of CRA water. STW shall also be entitled to use and upgrade existing COFS water treatment infrastructure as necessary for the treatment of raw CRA water. STW shall pay COFS a seven percent (7%) royalty of the price STW receives per 1,000 gallons of CRA water produced from other properties within Pecos County and sold as consideration for the rights provided by COFS to STW under this subsection. Such payment shall be made according to the schedule and terms set forth in Section 14(b) of this AGREEMENT. The requirements under this Section 16 shall remain in force and effect despite any termination of those provisions of this AGREEMENT that apply only to COFS Property. The provisions of this section shall terminate in the event STW is not producing CRA water from other properties in Pecos County for sale due to termination of all such agreements or failure of STW to enter into such agreements regarding other properties in Pecos County within ten (10) years from the Effective Date of this AGREEMENT.

b.
COFS shall manage well maintenance and production operations for all CRA water produced within Pecos County under the direction of STW. STW shall pay COFS for its reasonable costs incurred to manage such well maintenance and production operations.

c.
STW shall conduct all necessary storage, holding, and treatment of CRA water produced from the Property and from other properties within Pecos County, as set forth in Subsection (a) of this section, within the boundaries of Pecos County.

17.
Authorized Third Party Beneficiary.   STW shall be listed as a third party beneficiary to any contracts to guarantee payment of any of the obligations of this contract between COFS and Pecos County or any other entity or individual.

18.
Venue. This AGREEMENT is controlled by the laws of the State of Texas, and venue for any actions brought to enforce this AGREEMENT shall be brought exclusively in a court of competent jurisdiction in Pecos County, Texas.

19.	Authority. The Parties executing this AGREEMENT represent that they have full and actual authority to sign and to be bound by this AGREEMENT.

20.
Taxes and Fees. STW shall pay all taxes, fees, assessments, and costs associated with the rights, pumping, and use of the CRA water from the Property and other properties in Pecos County. COFS shall bear and pay any ad valorem taxes assessed directly against COFS’ royalty, any federal or state income taxes payable on the royalty and on the other compensation payable to COFS under this AGREEMENT, and taxes assessed on COFS’ ownership of the surface of the Property and other minerals not conveyed under this AGREEMENT.

21.
Governmental Authority. STW shall be responsible for obtaining any approval required from any applicable governmental authority with jurisdiction over the activities under this AGREEMENT. COFS shall assist STW with any documentation needed to obtain the necessary approvals required.

22.
Force Majeure. If a Party is rendered unable, wholly or in part, to carry out any of its obligations under the Agreement, other than an obligation to pay money, as a result of Force Majeure, then its obligations shall be suspended, to the extent affected by such Force Majeure, during the continuance of any inability so caused, provided that notice of the Force Majeure is provided to the other Party as soon as reasonably practicable. The Party claiming the Force Majeure shall use due diligence to resume performance at the earliest practicable time, and such suspension shall not extend for a period longer than twenty-four (24) months from the date notice of the Force Majeure is provided without payment as set forth under Section 15(a) of this AGREEMENT by STW, or the option to terminate this AGREEMENT by STW if COFS is the party asserting the Force Majeure.

23.
Notice of Breach. In the event of default by any Party, a non-defaulting party may give the defaulting party written notice specifying the default. If the defaulting party fails to fully cure any monetary default that can be cured by payment within sixty (60) days after receipt of the notice, or fails to commence the curing of any default specified in such notice that is other than a monetary default within sixty (60) days from the date of the notice provided, then the non-defaulting party may pursue all legal or equitable remedies against the defaulting party.

24.
Notices. Service of all notices under this AGREEMENT shall be sufficient when hand- delivered or sent by certified mail to the respective address set forth below, unless notice is provided by a Party under this section to the other Party indicating a change to the address listed herein. Any such notice mailed to such address shall be effective when hand- delivered, deposited in the United States mail, certified, duly addressed, and with postage prepaid or national overnight courier.

STW:	STW Resources Attn: Stanley Weiner 3424 South County Road 1192 Midland, Texas 70706

COFS:	City of Fort Stockton Attn: City Manager 121 W. 2nd Street Fort Stockton, Texas 79735

25.
Indemnification. The Parties shall indemnify, hold harmless, and defend each other, their heirs, successors, and assigns, from and against any and all losses, liabilities, damages, costs, attorney’s fees, expenses, causes of action, suits, claims, and judgments of any kind or  character for injury to person or property arising in whole or in part out of the responsibilities set forth in this AGREEMENT, whether due to the negligence of a Party or otherwise.

26.
Waiver. The failure on the part of either Party to require performance by the other of any portion of this AGREEMENT shall not be deemed a waiver of, or in any way affect that Party’s rights to enforce such provision.   Any waiver by either Party or any provision of this AGREEMENT shall not be a waiver of any other provision hereof.

27.
Severability. The invalidity or unenforceability of any provision of this AGREEMENT shall not affect the validity or enforceability of any other provision of this AGREEMENT. The provisions of Section 16 are severable from the provisions of the AGREEMENT related to the Property, and shall remain in full force in effect upon termination of the provisions related only to the Property.

28.	Binding Effect. The AGREEMENT shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

29.
No Partnership, Agency, or Third Party Beneficiaries Intended. Nothing in this AGREEMENT will be construed as creating any form of partnership or joint venture relationship between the Parties, nor shall any party be authorized to act as an agent for any other party. Nothing in this AGREEMENT shall be construed to confer any right, privilege or benefit on, or to otherwise create any vested right or third-party beneficiary relationship with any person or entity not a party to the AGREEMENT, unless otherwise provided in this AGREEMENT.

30.
Authority. Each of the persons signing on behalf of the Parties hereby confirm that they have the authority to execute this AGREEMENT on behalf of the Party indicated by their signature and have the authority to bind such Party hereto.

31.
Further Assurances. STW and COFS shall take all further actions and shall execute and deliver to the other any other document or instrument which is necessary to fully carry out the transactions evidenced by this AGREEMENT. STW and COFS shall cooperate with each other and act in good faith to accomplish the purposes of this AGREEMENT.

32.
Compliance with Laws. The Parties agree that each Party will comply with all applicable federal, state, and local laws and any applicable ordinances, rules, orders, and regulations of any of the authorities having jurisdiction in carrying out its duties and obligations hereunder. However, nothing contained in this AGREEMENT shall be construed as a waiver of any right to question or contest any law, ordinance, order, rule, or regulation in any forum having jurisdiction.

33.
Entire Agreement. This AGREEMENT contains the entire agreement between the Parties and any agreement not contained herein shall not be recognized by the parties. The captions used herein are for convenience only and shall not be used to construe this AGREEMENT.

34.
Counterparts. This AGREEMENT may be executed by the parties in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument, but all such counterparts together shall constitute but one and the same instrument.

(Signature Pages Follow)

CITY OF FORT STOCKTON:

CITY OF FORT STOCKTON

By: _                                        (Printed Name) Title:

Date:

STATE OF TEXAS                                           §
COUNTY OF PECOS                                           §

This instrument was acknowledged before me on the                                                                                         day of, 2014, by Raul B. Rodriguez, City Manager of the City of Fort Stockton.

Notary Public, State of Texas
My Commission Expires

STW RESOURCES HOLDING CORP.:

STW Resources Holding Corp.

By: _ Stanley T. Weiner

Title: CEO
Date:

STATE OF TEXAS                                           §
COUNTY OF                                         §

This instrument was acknowledged before me on the                                                                                         day of, 2014, by Stanley T. Weiner, CEO of STW Resources Holding Corp.

Notary Public, State of Texas
My Commission Expires